Exhibit 99.9

CONSENT OF PROSPECTIVE DIRECTOR
     The undersigned hereby consents to the references made to him, as a person who will serve as a director of EPIX Pharmaceuticals, Inc., upon election by the stockholders of EPIX Pharmaceuticals, Inc. and the consummation of the merger, as described in the Registration Statement on Form S-4 and the Joint Proxy Statement/Prospectus contained therein.

/s/ Robert J. Perez
Robert J. Perez